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                    STOCK OPTION INCENTIVE PLAN (IRC SECTION 422)

                                 Statement of Purpose


    The purposes of the Plan are to secure to The Bentley Company (the "Company"), the advantages of the incentive inherent in stock ownership on the part of employees and officers responsible for the continued success of the Company and to create in such employees and officers a proprietary interest in and a greater concern for the welfare of the Company.

                                  Statement of Plan

    1. ADMINISTRATION. The Plan shall be administered by a Committee (the "Committee"), of not less than three Directors of the Company. The Committee shall be appointed by the Board of Directors of the Company. Members of the Committee shall not be eligible to participate in the Plan. Subject to the provisions of the Plan, the Committee is authorized to interpret it, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for its administration.

    2. SHARES SUBJECT TO THE PLAN. The Committee, from time to time, may provide for the option and sale in the aggregate of up to 300,000 shares of common stock of the Company, to be made available from authorized and unissued or reacquired common stock, the number of such shares to be adjusted so as to give effect to any one or more of the events referred to in paragraph 12.

    3. PARTICIPANTS. The participants in the Plan shall consist of the persons named in paragraph 5 below and such other officers and key employees of the Company as may from time to time be designated as such by the Committee. Directors who are not otherwise officers of the Company are not eligible to participate in the Plan.

    4. ALLOTMENT OF SHARES. The Committee shall from time to time determine the number of shares to be offered to participants. The initial participants and the shares allotted to each of them shall be as provided in paragraph 5.

    5. EMPLOYEE AND OFFICERS TO WHOM OPTIONS PRESENTLY GRANTED. The following named employees and officers of the Company are the persons to whom the options herein provided for are presently granted and who, subject to the provisions hereof, are entitled to purchase and acquire the number of shares, or any part thereof, set opposite their respective names:

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            Name                            No. of Shares

Lawrence B. Basset of Sudbury, MA               1,000
Wayne B. Saunders of Tyngsboro, MA             10,000
Anthony W. Lapetine of Hudson, MA              20,000

    6. OPTION PRICE. The price to be paid by participants shall be 100 percent of the fair market value of the stock at the time the option covering such stock is granted to such participants as determined by the Board of Directors of the Company; provided, however, that in the case of options granted hereunder to any person who then owns more than 10 percent of the voting power of the Company's outstanding shares, the price to be paid upon exercise of the option shall be 110 percent of the fair market value of the option stock, determined by the Board of Directors as aforesaid. The price to be paid by the participants named in paragraph 5 above shall be $0.01 per share, determined by the Board of Directors to be the fair market value of the stock on the date of Plan adoption, which is the date the options are being granted to such initial participants. Any determination hereunder by the Board of Directors as to the fair market value of the stock of the Company for which options are granted shall be made in good faith and shall be determinative for all purposes of this Plan.

    7. RESTRICTION ON DISPOSITION OF SHARES. No shares acquired under this Plan shall be transferred, sold, pledged (except as collateral for payment of all or part of the option price), or otherwise disposed of by the participant for at least two years from the date of the transfer of such shares to him pursuant to the exercise of an option under the Plan.

    8. PERIOD FOR EXERCISE OF OPTIONS. With respect to options granted hereunder to a participant who owns more than 10 percent of the voting power of the company's shares, the period for exercising each option shall not exceed five years from the date the option is granted. With respect to options granted to other employees, the period for exercising such option shall not exceed ten years from the date the option is granted. Prior to its expiration the participant may exercise his option as follows:

    (a) After one year from the date the option is granted, employee may exercise it as to not more than 25 percent of the shares under option hereunder.

    (b) After two years from the date the option is granted, employee may exercise it as to not more than an additional 25 percent of the shares under option hereunder.

    (c) After three years from the date the option is granted, employee may exercise it as to not more than an additional 25 percent of the shares under option hereunder.

    (d) After four years from the date the option is granted, employee may exercise it as to the remaining shares under option hereunder.

    9. METHOD OF EXERCISING OPTION. Any option granted under this Plan may be exercised by the participant by:

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    (a) Delivering to the Company at its main office (attention of its Clerk)
written notice of the number of shares with respect to which he is exercising his option rights; and

    (b) Paying in full the purchase price of the purchased shares.

    In exchange, the Company will issue and deliver certificates to or upon the order of the participant.

    10. OPTIONS NOT TRANSFERABLE. The rights of any participant to exercise the options granted under this Plan is not transferable by such participant otherwise than by will or the laws of descent and distribution and is exercisable by such participant during his lifetime only by him.

    The option of any participant whose employment is terminated for any cause other than death, shall lapse upon such termination.

    In the event of the death of any participant, his personal representatives may, subject to provision hereof, within three months after such death, exercise the option granted to such participant in respect of the total number of shares under option to him hereunder; and to the extent such option is not so exercised, it shall lapse at the expiration of such three months.

    11. EVENTS OF DEFEASANCE. The effective date of this Plan is January 1, 1995 (the date adopted by the Board of Directors). The options herein granted are specifically made subject to defeasance by the failure of the shareholders of the Company to approve the Plan at a Special Meeting or Regular Meeting on or before January 1, 1995, by a majority vote of the shareholders present in person or by proxy at such meeting and voting thereon.

    12. ADJUSTMENT OF NUMBER OF SHARES IN CERTAIN EVENTS. In either of the following events the participants' rights under the options shall be adjusted as the occasion requires:

    (a) In the event shares of common stock of the Company shall be subdivided or combined into a greater or smaller number of shares or if, upon a merger, consolidation, or other recapitalization of the Company, the shares of the Company's common stock shall be exchanged for other securities of the Company or of another corporation, then each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of common stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of common stock of the Company which such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination, or exchange, and

    (b) In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to option hereunder, each participant, upon exercising the option herein granted as to one or

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more shares, shall be entitled to receive (upon payment of the purchase price per share herein provided) the shares as to which he is exercising his option and in addition thereto (at no additional cost) the number of shares of the class or classes in which such stock dividend or dividends were declared or paid equal to the number of shares thereto which he would have received if he had been the holder of the shares as to which he is exercising his option at all times between the date of the granting of such option and the date of its exercise.

The Company, during the term of the options granted in this Plan, will at all times reserve and keep available, and will seek to obtain from any regulatory body having jurisdiction, any requisite authority in order to issue and sell such number of shares of its capital stock as shall be sufficient to satisfy the requirements of the options hereby granted. If in the opinion of its counsel the issue or sale of any shares of its stock hereunder shall not be lawful for any reason, including the inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any such shares.

    13. CONTINUANCE OF EMPLOYMENT. The Plan shall not impose any obligation on the Company to continue the employment of any participant.

    14. ANNUAL LIMITATION. Notwithstanding any provision of this Plan to the contrary, options that are exercisable within one calendar year shall not be granted hereunder to any participant which represent shares of the Company which, in the aggregate, have a fair market value in excess of $100,000 (determined upon the date of grant of such options), unless such options shall first become exercisable in two or more separate calendar years.

    15. INDEMNIFICATION AND EXCULPATION. (a) Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expenses that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be or become a party or in which he may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof (with the Company's written approval) or paid by him in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment in favor of the Company based upon a finding of his lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit, or proceeding against him, he shall in writing give the Company an opportunity, at its own expense, to handle and defendant it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

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    (b) Each member of the Board or the Committee, and each officer and employee of the Company shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself. In no event shall any person who is or shall have been a member of the Board, or the Committee, or an officer or employee of the Company be held liable for any determination made or other action taken or any omission to act in reliance upon any such information, or for any action (including the furnishing of information) taken or any failure to act, if in good faith.



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